UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 1, 2015

NEOSTEM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33650 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

420 Lexington Avenue, Suite 350, New York, New York 10170
(Address of Principal Executive Offices)(Zip Code)

(212) 584-4180
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Chairman, Chief Executive Officer and President & Chief Financial Officer

Effective January 5, 2015 (the “Commencement Date”), the board of directors (the “Board”) of NeoStem, Inc. (the “Company”) appointed Robin L. Smith, M.D., the Company’s Chief Executive Officer and Chairman of the Board since 2006, as the Company’s Executive Chairman of the Board.

Also effective on the Commencement Date, the Board appointed David J. Mazzo, Ph.D. as the Company’s new Chief Executive Officer and simultaneously appointed him to the Board as a Class II director with an initial term expiring at the Company’s 2015 annual meeting of stockholders, and appointed Robert S. Vaters as the Company’s new President and Chief Financial Officer. On the Commencement Date, Mr. Dickey is no longer serving in his prior capacity of Chief Financial Officer.

Biographical information regarding each of Dr. Mazzo and Mr. Vaters is set forth below:

David J. Mazzo, Ph.D. Dr. Mazzo, age 58, brings to the Company over 30 years of experience in the pharmaceutical industry. Prior to joining our Company, Dr. Mazzo served from August 2008 to October 2014 as chief executive officer and as a member of the board of directors of Regado Biosciences, Inc., a Nasdaq-listed biopharmaceutical company focused on the development of novel antithrombotic drug systems for acute and sub-acute cardiovascular indications. Prior to his leading Regado, from March 2007 to April 2008, Dr. Mazzo was President, Chief Executive Officer and a director of Æterna Zentaris, Inc., a publicly held international biopharmaceutical company. From 2003 until 2007, Dr. Mazzo served as President, Chief Executive Officer and a irector of Chugai Pharma USA, LLC, a biopharmaceutical company which was the U.S. subsidiary of Chugai Pharmaceutical Co., Ltd. of Japan. Dr. Mazzo has also held senior management and executive positions in research and development and was a director of the Essex Chimie European subsidiary at Schering-Plough Corporation, a publicly held pharmaceutical company that was subsequently acquired by Merck & Co., Inc.; Hoechst Marion Roussel, Inc., the US subsidiary of Hoechst AG, which was subsequently acquired by Sanofi, a multinational pharmaceuticals company; and Rhone-Poulenc Rorer, Inc., a subsidiary of Rhone-Poulene SA, a French pharmaceuticals company, which was subsequently acquired by Hoechst AG. He currently serves on the boards of directors of pSivida Corp., a publicly held biopharmaceutical company, in the role of non-executive chairman, and Avanir Pharmaceuticals, Inc., a publicly held biopharmaceutical company. Dr. Mazzo earned a B.A. in the Honors Program (Interdisciplinary Humanities) and a B.S. in Chemistry from Villanova University. In addition, Dr. Mazzo received his M.S. in chemistry and his Ph.D. degree in analytical chemistry from the University of Massachusetts, Amherst. He was also a research fellow at the Ecole Polytechnique Federale de Lausanne, Switzerland. The Board believes Dr. Mazzo possesses specific attributes that qualify him to serve as a member of our board of directors, including the operational knowledge that he will possess through his position as the Company’s Chief Executive Officer, together with his three decades of leadership experience and executive management roles in the pharmaceutical and biotechnology industry and his service on other boards of directors in the biopharmaceutical industry.

Robert S. Vaters. Mr. Vaters, age 54, has over 25 years of financial, strategy, investment and capital-raising experience. Prior to joining NeoStem, since April 2013, Mr. Vaters was managing partner with Carob Investments, a strategic acquisition and investor consulting firm. He served from August 2011 to March 2013 as President and Chief Executive Officer and as a member of the board of directors of Orthofix International N.V., a publicly-held global medical device company focused on innovative repair and regenerative solutions for the spine and orthopedic markets. Previously, Mr. Vaters served Orthofix as Executive Vice President, Chief Operating Officer and President, Global Spine Business Unit from January 2011 through July 2011 and as Executive Vice President and Chief Financial Officer from September 2008 until January 2011. Prior to joining Orthofix, Mr. Vaters had spent almost two years as General Partner of Med Opportunity Partners, a healthcare private equity firm, which he co-founded in 2006. Prior to that Mr. Vaters served for almost four years as a senior executive at Inamed Corporation, where he was Executive Vice President, Chief Financial Officer and Head of Strategy and Corporate Development. Inamed Corporation, a global medical device company, was acquired by Allergan Inc. in March 2006. Mr. Vaters serves on the Board of Reliable Biopharmaceutical Corporation, a private healthcare company which was purchased during his time as a partner in a healthcare private equity firm. The Board believes that Mr. Vaters possesses specific attributes that will qualify him to serve as a member of our board of directors when so appointed, including the operational knowledge that he will possess through his position as the Company’s President and Chief Financial Officer, together with his previous leadership experience and executive management roles in the healthcare industry and his public company board experience.

Employment Agreements

In connection with her appointment as Executive Chairman of the Board, Dr. Smith and the Company entered into an Amendment dated January 2, 2015, and effective as of January 1, 2015, (the “Amendment”) to Dr. Smith’s existing employment agreement with the Company. The Amendment provides that the term of Dr. Smith’s employment with the Company (the “Term”) shall expire on December 31, 2015, without renewal; provided that Dr. Smith may earlier terminate her employment on 30 days’ advance notice. Pursuant to the Amendment, Dr. Smith shall (i) continue to receive her base salary of $545,000 for the remainder of the Term; (ii) receive a $200,000 cash bonus by June 1, 2015 and be eligible for an additional annual bonus for 2015 if the Company achieves its target objectives for the year as determined by the Compensation Committee, which additional bonus will be prorated if the Term ends before December 31, 2015; (iii) upon execution of the Amendment, be granted an option to purchase 300,000 shares of the Company’s common stock at a per share exercise price equal to the value of the common stock on the date of execution of the Amendment (the “Amendment Option”), with one-third of the Amendment Option being vested and exercisable immediately upon grant, one-third of the Amendment Option scheduled to vest on June 7, 2015 and one-third of the Amendment Option scheduled to vest on December 7, 2015; and (iv) have paid by the Company up to $25,000 of legal fees incurred by Dr. Smith in connection with negotiation of the Amendment. The Amendment provides that during the balance of the Term, Dr. Smith may accept a new CEO position with another company subject to certain requirements, including that such new position does not interfere with Dr. Smith’s continuing employment with the Company and is consistent with Dr. Smith’s obligations under her Confidentiality, Invention Assignment and Non-Compete Agreement with the Company (the “Non-Compete Agreement”). The Amendment amends the Non-Compete Agreement to provide that during the Term and for 12 months following the termination thereof, or during any period during which Dr. Smith is receiving any compensation from the Company, she will not without the prior approval of (i) the Company’s CEO, if Dr. Smith is not then an executive officer of the Company, and (ii) the Board of the Company, if Dr. Smith is then an executive officer of the Company, directly or indirectly become employed by or otherwise assist a competitor of the Company in the stem cell or cell therapy sectors. The Amendment provides that after expiration of the Term, Dr. Smith will continue to serve as a member of the Board and as Chairman of the Board in a non-executive capacity, and for such service during the current balance of Dr. Smith’s term as a director which continues until the Company’s annual meeting to be held in 2016, without further compensation as long she receives severance pay from the Company. The Amendment further provides that Dr. Smith shall be entitled to severance benefits upon expiration or termination of the Term, regardless of the reason, including: (i) continued payment of base salary for one year following the end of the Term (the “Severance Period”); (ii) payment of an additional cash amount equal to Dr. Smith’s annual bonus for 2013 ($475,000) as soon as practicable after expiration or termination of the Term; (iii) payment of COBRA premiums during the Severance Period; (iv) all of Dr. Smith’s stock options (including the Amendment Option), to the extent not vested, shall become fully vested and exercisable, and all of Dr. Smith’s vested stock options (including the Amendment Option) shall remain exercisable for the balance of their respective 10-year terms as if Dr. Smith’s employment had continued; (v) the remaining 31,332 of Dr. Smith’s 94,000 “Restricted Shares” (as defined in her Restricted Stock Grant Agreement dated as of January 2, 2014), and any other equity awards, shall become vested and non-forfeitable upon achievement of their applicable vesting requirements, as if Dr. Smith’s employment had continued; (vi) to the extent transferable, the Company will transfer and assign to Dr. Smith its $5 million term life policy; and (vii) payment of a cash bonus for 2015 (to the extent earned but not already paid, but as if employment continued), and any other benefits payable under the then-existing terms of any Company plan, agreement or arrangement.

In connection with his appointment as Chief Executive Officer, Dr. Mazzo and the Company entered into an employment agreement dated as of January 5, 2015 and effective on the Commencement Date, setting forth the terms and conditions of Dr. Mazzo’s employment with the Company. The employment agreement, which has an initial four-year term thereafter renewable for successive one-year periods by mutual agreement, provides that Dr. Mazzo shall (i) receive base salary of $545,000, subject to annual review and increases as may be approved by the Compensation Committee (“Base Salary”); (ii) be eligible for an annual cash bonus with a target of 55% (and up to a maximum of 100%) of Base Salary; (iii) be granted on the Commencement Date an option to purchase 620,000 shares of the Company's common stock at a per share exercise price equal to the closing price of the common stock on the Commencement Date (the “Initial Option”), providing for vesting as to 100,000 of the Initial Option shares immediately upon grant with the remainder of the Initial Option shares scheduled to vest subject to Dr. Mazzo’s continued employment in a series of sixteen successive quarterly installments (32,500 shares each) over the four years following the Commencement Date; (iv) be granted on the Commencement Date an additional option to purchase 200,000 shares of the Company’s common stock at a per share exercise price equal to the closing price of the common stock on the Commencement Date (the “Additional Option”), providing for vesting based on two individual milestones (100,000 Additional Option shares each) to be mutually established by the Compensation Committee (or the Executive Chairman) and Dr. Mazzo within three months following the Commencement Date subject to Dr. Mazzo’s continued employment on each of the applicable 1/16th milestone vesting dates; (v) in addition to serving as Chief Executive Officer, serve as a member of the Board, subject to election and/or re-election by the Company’s stockholders; (vi) receive an annual expense allowance of $12,000 and reimbursement of business expenses, and be eligible for payment by the Company of up to $10,000 annually for supplemental term life and supplemental long-term disability coverage; and (vii) payment of up to $10,000 of legal fees incurred by Dr. Mazzo in connection with negotiation of his employment agreement. The Company may terminate Dr. Mazzo’s employment at any time upon notice, and Dr. Mazzo may terminate at any time upon 90 days’ prior written notice. If Dr. Mazzo’s employment is terminated by the Company without “cause” (and other than due to death or “disability”) or by Dr. Mazzo for “good reason” (in each case as defined in the employment agreement), and provided Dr. Mazzo timely executes (and does not revoke) a general release of claims against the Company and related parties, Dr. Mazzo would be entitled to (i) continue to receive his then-current Base Salary for a period of twelve months following termination (the “Severance Period”); (ii) payment of a pro-rated bonus equal to 50% of his Base Salary in effect on the termination date multiplied by a fraction representing the portion of the calendar year preceding the termination date during which Dr. Mazzo was employed by the Company; (iii) accelerated vesting of 25% of Dr. Mazzo’s outstanding unvested equity awards and extension of exercisability of such awards for the shorter of one year following termination or the remaining term of the award; and (iv) payment of a portion of COBRA premiums during the Severance Period. In the event Dr. Mazzo’s employment terminates because the Company does not offer to extend the term of the employment agreement, and provided Dr. Mazzo timely executes (and does not revoke) a general release of claims in favor of the Company and related parties, Dr. Mazzo would be entitled to (i) one year of Base Salary continuation, (ii) payment of a portion of COBRA premiums during the Severance Period; and (iii) treatment of stock options in accordance with the Company’s equity plan. If Dr. Mazzo’s employment terminates due to his death or disability, and provided Dr. Mazzo (or, if applicable, his estate) timely executes (and does not revoke) a general release of claims in favor of the Company and related parties, then Dr. Mazzo (or, if applicable, his estate) would be entitled to (i) payment of a portion of COBRA premiums and (ii) treatment of stock options in accordance with the Company’s equity plan.

In connection with his appointment as President and Chief Financial Officer, Mr. Vaters and the Company entered into an employment agreement dated as of January 5, 2015 and effective on the Commencement Date, setting forth the terms and conditions of Mr. Vaters’ employment with the Company. The employment agreement, which has an initial four-year term thereafter renewable for successive one-year periods at the option of the Board, provides that Mr. Vaters shall (i) receive base salary of $425,000 (“Base Salary”); (ii) be eligible for an annual cash bonus in an amount up to 50% of Base Salary; (iii) be granted on the Commencement Date an option to purchase 480,000 shares of the Company's common stock at a per share exercise price equal to the closing price of the common stock on the Commencement Date (the “Initial Option”), providing for vesting as to 80,000 of the Initial Option shares immediately with the remainder of the Initial Option shares scheduled to vest subject to Mr. Vaters’ continued employment in a series of sixteen successive quarterly installments (25,000 shares each) over the four years following the Commencement Date; (iv) be granted on the Commencement Date an additional option to purchase 120,000 shares of the Company’s common stock at a per share exercise price equal to the closing price of the common stock on the Commencement Date (the “Additional Option”), providing for vesting based on two individual milestones (60,000 Additional Option shares each) to be mutually established by the Compensation Committee (or the Executive Chairman) and Mr. Vaters within three months following the Commencement Date subject to Mr. Vaters’ continued employment on each of the applicable 1/16th milestone vesting dates; (v) receive an annual expense allowance of $12,000 and reimbursement of business expenses, and be eligible for payment by the Company of up to $10,000 annually for supplemental term life and supplemental long-term disability coverage; and (vi) payment of up to $10,000 of legal fees incurred by Mr. Vaters in connection with negotiation of his employment agreement. Pursuant to the employment agreement, the Company has agreed to nominate or appoint Mr. Vaters to the Board within 90 days of the Commencement Date; provided that an independent director is also added to the Board at the same time, with Mr. Vaters’ continued Board service subject at all times to election and/or re-election by the Company’s stockholders. The Company may terminate Mr. Vaters’ employment at any time upon notice, and Mr. Vaters may terminate at any time upon 90 days’ prior written notice. If Mr. Vaters’ employment is terminated by the Company without “cause” (and other than due to death or “disability”) or by Mr. Vaters for “good reason” (in each case as defined in the employment agreement), and provided Mr. Vaters timely executes (and does not revoke) a general release of claims against the Company and related parties, Mr. Vaters would be entitled to (i) continue to receive his then-current Base Salary for a period of twelve months following termination; (ii) payment of a portion of COBRA premiums for six months following termination; and (iii) treatment of stock options in accordance with the Company’s equity plan. If Mr. Vaters’ employment terminates due to his death or disability, and provided Mr. Vaters (or, if applicable, his estate) timely executes (and does not revoke) a general release of claims in favor of the Company and related parties, then Mr. Vaters (or, if applicable, his estate) would be entitled to (i) payment of a portion of COBRA for six months following termination and (ii) treatment of stock options in accordance with the Company’s equity plan.

The foregoing descriptions of the Amendment to Dr. Smith’s employment agreement and of the employment agreements of Dr. Mazzo and Mr. Vaters do not purport to be complete and are qualified in their entirety by reference to the full texts of such documents, copies of which are attached as Exhibits 10.1, 10.2 and 10.3, respectively, and which are incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective January 5, 2014, the Company’s Board adopted Amended and Restated By-Laws of the Company (the “Amended and Restated By-Laws”). The Amended and Restated By-Laws replace and supersede in all respects the prior amended and restated by-laws of the Company dated August 31, 2006. The more significant amendments effectuated pursuant to the Amended and Restated By-Laws include: (i) providing that the Board may designate the Chairman of the Board as the “Executive Chairman of the Board,” an officer having such duties as may by assigned by the Board and having signing authority to bind the Company; (ii) deleting the former requirement that the Chairman of the Board be the Chief Executive Officer; and (iii) providing that, in addition to the supervision of the Board, (a) the Chief Executive Officer’s authority is subject to the authority of the Executive Chairman, if any, and (b) the authority of all other officers is subject to the authority of the Executive Chairman, if any, and the Chief Executive Officer.

The foregoing description of the amendments implemented pursuant to the Company’s Amended and Restated By-Laws does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated By-Laws, a copy of which is attached as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 8.01. Other Events

On January 5, 2015, the Company issued a press release announcing the appointments of the Company’s Executive Chairman, Chief Executive Officer and President and Chief Financial Officer described in Item 5.02 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated By-Laws of NeoStem, Inc., effective as of January 5, 2015.
10.1
Amendment, dated as of January 1, 2015, to Employment Agreement by and between NeoStem, Inc. and Robin L. Smith, M.D. dated May 26, 2006 (as previously amended on each of January 26, 2007, September 27, 2007, January 9, 2008, August 29, 2008, July 29, 2009, April 4, 2011, November 13, 2012 and March 11, 2014).

10.2	Employment Agreement, dated as of January 5, 2015 and effective on January 5, 2015, by and between NeoStem, Inc. and David J. Mazzo, Ph.D.
10.3	Employment Agreement, dated as of January 5, 2015 and effective on January 5, 2015, by and between NeoStem, Inc. and Robert S. Vaters.
99.1	Press Release of NeoStem, Inc. dated January 5, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             NEOSTEM, INC.

By:     /s/ Catherine M. Vaczy, Esq.
Name:     Catherine M. Vaczy, Esq.
Title:    General Counsel

Dated:    January 5, 2015